Exhibit 16.1
PriceWaterhouseCoopers Letterhead
November 30, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Oculus Innovative Sciences, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, as part of the Form S-1 (Amendment No. 3) of Oculus Innovative Sciences, Inc. under the heading “Change in Independent Registered Public Accounting Firm”. We agree with the statements concerning our Firm in such Form S-1 (Amendment No. 3). However, we make no comment on the current status of remedial actions taken with respect to reportable events disclosed in such Form S-1 (Amendment No. 3).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP